Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jim Simpson

(952) 830-3211

VISANT CORPORATION ANNOUNCES 2015 SECOND QUARTER AND FIRST HALF RESULTS

ARMONK, NY, August 14, 2015 — VISANT CORPORATION today announced results for its second fiscal quarter ended July 4, 2015, including consolidated net sales from continuing operations of $380.4 million, compared to $389.4 million for its second fiscal quarter ended June 28, 2014. Visant reported consolidated net income from continuing operations of $22.0 million for the second fiscal quarter of 2015, compared to consolidated net income from continuing operations of $56.5 million for the second fiscal quarter of 2014. The decrease in net income for the second quarter was primarily attributable to a $52.1 million non-cash impairment charge associated with the sale of Phoenix Color Corp. in the Publishing and Packaging Services segment. Before giving effect to the non-cash impairment charge in the second quarter of 2015, consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) for the three months ended July 4, 2015, was $162.0 million compared to $162.3 million for the second fiscal quarter of 2014.

For the first six months of fiscal year 2015, consolidated net sales from continuing operations were $550.0 million compared to $558.0 million for the first six months of fiscal year 2014. Consolidated net income from continuing operations decreased to $7.5 million during the first six months of fiscal year 2015 compared to consolidated net income from continuing operations of $43.0 million for the comparable period in fiscal year 2014. The decrease in net income for the six months end July 4, 2015, was primarily attributable to the $52.1 million non-cash impairment charge associated with the sale of Phoenix Color Corp. in the Publishing and Packaging Services segment. Consolidated Adjusted EBITDA totaled $193.4 million for the first six months of fiscal year 2015 compared to consolidated Adjusted EBITDA of $194.0 million for the comparable period in fiscal year 2014.

Visant’s reported consolidated results from continuing operations do not include the Lehigh Direct operations of The Lehigh Press LLC and AKI, Inc. d/b/a Arcade Marketing business, which were, as previously reported, sold during the third quarter of fiscal 2014. The results of these businesses, which comprised a portion of the Marketing and Publishing Services segment, have been reclassified on the consolidated statement of operations to a single line captioned “Income from discontinued operations, net of tax.” Previously, the results of these businesses included certain allocated corporate costs, which costs have been reallocated to the remaining continuing operations on a retrospective basis, which continuing operations are now comprised of our Scholastic, Memory Book and Publishing and Packaging Services segments. Results from continuing operations for all periods are exclusive of these discontinued operations.

On July 13, 2015, Visant Corporation announced its entry into a definitive purchase agreement with ALJ Regional Holdings, Inc. dated July 11, 2015, for the sale by Visant of Phoenix Color Corp. and its subsidiaries, which comprise Visant’s Publishing and Packaging Services segment, in exchange for consideration of $90 million in cash, subject to certain closing adjustments. The closing of the proposed transaction is subject to financing and customary closing conditions and is expected to occur within the third quarter.

Results of Operations

Net sales for the Scholastic segment were $120.0 million for the second fiscal quarter of 2015 compared to $127.2 million for the second fiscal quarter of 2014. This decrease was primarily attributable to lower volume in our professional championship business in addition to lower volume in our graduation products.

Net sales for the Memory Book segment were $239.4 million for the second fiscal quarter of 2015 compared to $240.2 million for the second fiscal quarter of 2014. This decrease was primarily due to lower volume.

Net sales for the Publishing and Packaging Services segment for the second fiscal quarter of 2015 were $21.0 million, compared to $22.3 million for the second fiscal quarter of 2014. This decrease was primarily due to lower book component volume compared to the second quarter of 2014.

Adjusted EBITDA for the Scholastic segment increased $0.1 million to $29.6 million for the second fiscal quarter of 2015, compared to $29.5 million for the second fiscal quarter of 2014. This increase was primarily due to reduced manufacturing costs and corporate cost savings in addition to sales mix.

Adjusted EBITDA for the Memory Book segment decreased $0.6 million to $126.2 million for the second fiscal quarter of 2015, compared to $126.8 million for the second fiscal quarter of 2014. This decrease was attributable to lower volume, offset by corporate cost savings.

Adjusted EBITDA for the Publishing and Packaging Services increased $0.2 million to $6.2 million for the second fiscal quarter of 2015, compared to $6.0 million for the second fiscal quarter of 2014. This increase was primarily due to lower overall costs as a result of cost saving initiatives, which offset the decline in revenues.

Net sales for the Scholastic segment for the six-month period ended July 4, 2015 were $262.4 million compared to $266.3 million for the six-month period ended June 28, 2014. This decrease was primarily attributable to lower volume in our professional championship business offset with increased graduation products volume.

Net sales for the Memory Book segment for the six-month period ended July 4, 2015 remained flat at $245.6 million compared to the six-month period ended June 28, 2014.

Net sales for the Publishing and Packaging Services segment for the six-month period ended July 4, 2015 were $42.1 million compared to $46.6 million for the six-month period ended June 28, 2014. This decrease was primarily due to lower book component volume in 2015 compared to the first six months of 2014.

Adjusted EBITDA for the Scholastic segment increased $2.2 million to $62.1 million for the six-month period ended July 4, 2015, compared to $59.9 million for the six-month period ended June 28, 2014. This increase was primarily due to favorable graduation product volume along with reduced manufacturing costs and corporate cost savings.

Adjusted EBITDA for the Memory Book segment decreased $1.3 million to $120.1 million for the six-month period ended July 4, 2015 compared to $121.4 million for the six-month period ended June 28, 2014. This decrease was attributable to lower volume, offset by corporate cost savings.

Adjusted EBITDA for the Publishing and Packaging Services segment decreased $1.6 million to $11.2 million for the six-month period ended July 4, 2015, compared to $12.8 million for the six-month period ended June 28, 2014. This decrease was primarily due to the decrease in book component volumes.

Consolidated Indebtedness

As of July 4, 2015, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior secured credit facilities and its 10.00% senior notes due 2017, was $1,509.2 million, including $3.3 million of capital lease and equipment financing obligations and exclusive of original issue discount of $14.1 million related to the term loan under the senior secured credit facilities. Visant’s cash position as of July 4, 2015 totaled $53.5 million.

Visant has provided a reconciliation of net income to Adjusted EBITDA and EBITDA to Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Publishing and Packaging Services.

CONFERENCE CALL

The Company’s quarterly conference call concerning the 2015 second quarter results will be webcast live on Friday, August 14, 2015 at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant is a marketing and publishing services enterprise servicing the school affinity, educational and trade publishing segments.

The Company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Publishing and Packaging Services - provides services in conjunction with the development, marketing, sale and production of books, book components and packaging.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements including, without limitation, statements concerning the conditions in our industry, expectations with respect to future cost savings, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. These forward-looking statements are not historical facts, but rather predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended January 3, 2015.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our ability to implement our business strategy in a timely and effective manner; competitive factors and pressures; our ability to consummate acquisitions and dispositions on acceptable terms and to integrate acquisitions successfully and to achieve anticipated synergies; global market and economic conditions; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems and associated security risks; the amount of capital expenditures required at our businesses; developments in technology and related changes in consumer behavior; the reliance of our businesses on limited production facilities; labor disturbances; environmental obligations and liabilities; risks associated with doing business outside the United States; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations, including tax legislation; the application of privacy laws and other related obligations and liabilities for our business; control by our stockholders; changes in market value of the securities held in our pension plans; and risks associated with our minority investment.

We caution you not to place undue reliance on these forward-looking statements, and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date they are made, are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The information presented in this release contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
	July 4,	June 28,	July 4,	June 28,
In thousands	2015	2014	2015	2014
Net sales	$380,369	$389,444	$549,979	$558,012
Cost of products sold	139,130	144,930	208,681	214,863

Gross profit	241,239	244,514	341,298	343,149
Selling and administrative expenses	95,162	97,777	179,194	181,894
Gain on disposal of fixed assets	(6)	(122)	(341)	(325)
Special charges (1)	54,174	4,253	56,053	5,599

Operating income	91,909	142,606	106,392	155,981
Equity in income of affiliate (2)	(6,490)	—	(4,669)	—
Interest expense, net	35,102	38,615	70,460	77,398

Income before income taxes	63,297	103,991	40,601	78,583
Provision for income taxes	41,300	47,519	33,134	35,627

Income from continuing operations	21,997	56,472	7,467	42,956
Income from discontinued operations, net	67	7,669	173	11,284

Net income	$22,064	$64,141	$7,640	$54,240

SUMMARY OF FINANCIAL DATA

Adjusted EBITDA Reconciliation:

In thousands
Net income	$22,064	$64,141	$7,640	$54,240
Interest expense, net	35,102	38,615	70,460	77,398
Provision for income taxes	41,300	47,519	33,134	35,627
Depreciation and amortization expense	13,343	12,831	26,737	25,469
Discontinued operations, net	(67)	(7,669)	(173)	(11,284)

EBITDA	111,742	155,437	137,798	181,450
Special charges (1)	54,174	4,253	56,053	5,599
Gain on disposal of fixed assets	(6)	(122)	(341)	(325)
Equity in income of affiliate (2)	(6,490)	—	(4,669)	—
Stock-based compensation (4)	643	431	1,206	814
Other (5)	1,944	2,310	3,377	6,494

Adjusted EBITDA (3)	$162,007	$162,309	$193,424	$194,032

(1)	Special charges for the second fiscal quarter ended July 4, 2015 included $0.6 million of severance and related benefits costs associated with the elimination of certain corporate management positions. Also included in special charges for the three months ended July 4, 2015 was $0.3 million of severance and related benefits associated with reductions in force in the Publishing and Packaging Services segment. Additionally, included in other special charges for the three months ended July 4, 2015, were $53.3 million of goodwill impairment charges associated with the sale of Phoenix Color Corp. in the Publishing and Packaging Services segment.

Special charges for the six month period ended July 4, 2015 included $2.3 million of severance and related benefits costs associated with the elimination of certain corporate management positions. Also included in special charges for the six month period ended July 4, 2015 was $0.5 million of severance and related benefits associated with reductions in force in the Publishing and Packaging Services segment. Additionally, included in other special charges for the six months ended July 4, 2015, were $53.3 million of goodwill impairment charges associated with the sale of Phoenix Color Corp. in the Publishing and Packaging Services segment.

Special charges for the second fiscal quarter ended June 28, 2014 included $2.2 million and $0.5 million of severance and related benefits associated with reductions in force in the Scholastic and Marketing and

Publishing Services segments, respectively. Also included in special charges for the second fiscal quarter ended June 28, 2014 were $1.6 million of non-cash asset impairment charges associated with facility consolidations in the Scholastic segment.

Special charges for the six months ended June 28, 2014 included $3.0 million, $0.6 million and $0.1 million of severance and related benefits associated with reductions in force in the Scholastic, Memory Book and Publishing and Publishing Services segments, respectively. Also included in special charges for the six months ended June 28, 2014 were $1.9 million of non-cash asset impairment charges associated with facility consolidations in the Scholastic segment.

(2)	Represents Visant’s 25% equity interest in Tripolis Holdings S.à.r.l. The net income recorded in the three and six months ended July 4, 2015 was due to a gain on the redemption of debt.
(3)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing our outstanding 10.00% senior notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing the senior notes would prohibit Visant and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
(4)	Reflects amounts included in selling and administrative expenses in connection with the recognition by Visant Corporation of stock-based compensation expense.
(5)	Other charges for the quarter ended July 4, 2015 included $1.0 million of management fees and $0.9 million of other costs that are non-recurring in nature.

Other charges for the six-month period ended July 4, 2015 included $2.0 million of management fees, and $1.4 million of other costs that are non-recurring in nature.

Other charges for the quarter ended June 28, 2014 included $1.0 million of management fees, $0.7 million of acquisition-related costs, $0.4 million of costs related to the relocation of certain manufacturing equipment and the consolidation of certain facilities in the Memory Book segment and $0.2 million of other costs that are non-recurring in nature.

Other charges for the six-month period ended June 28, 2014 included $3.7 million of acquisition-related costs, $2.0 million of management fees, $0.5 million of costs related to the relocation of certain manufacturing equipment and the consolidation of certain facilities in the Memory Book segment and $0.3 million of other costs that are non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
	July 4,	June 28,
In thousands	2015	2014	$ Change	% Change
Net sales
Scholastic	$120,021	$127,152	$(7,131)	(5.6%)
Memory Book	239,364	240,241	(877)	(0.4%)
Publishing and Packaging Services	20,995	22,298	(1,303)	(5.8%)
Inter-segment eliminations	(11)	(247)	236	NM

	$380,369	$389,444	$(9,075)	(2.3%)

Adjusted EBITDA
Scholastic	$29,610	$29,515	$95	0.3%
Memory Book	126,217	126,831	(614)	(0.5%)
Publishing and Packaging Services	6,180	5,963	217	3.6%

	$162,007	$162,309	$(302)	(0.2%)

Adjusted EBITDA margin	42.6%	41.7%

NM = not meaningful

	Six months ended
	July 4,	June 28,
In thousands	2015	2014	$ Change	% Change
Net sales
Scholastic	$262,360	$266,265	$(3,905)	(1.5%)
Memory Book	245,604	245,624	(20)	(0.0%)
Publishing and Packaging Services	42,051	46,614	(4,563)	(9.8%)
Inter-segment eliminations	(36)	(491)	455	NM

	$549,979	$558,012	$(8,033)	(1.4%)

Adjusted EBITDA
Scholastic	$62,148	$59,896	$2,252	3.8%
Memory Book	120,063	121,374	(1,311)	(1.1%)
Publishing and Packaging Services	11,213	12,762	(1,549)	(12.1%)

	$193,424	$194,032	$(608)	(0.3%)

Adjusted EBITDA margin	35.2%	34.8%

NM = not meaningful